                                                               EXHIBIT 99.T3E.6

                         THE HALLWOOD GROUP INCORPORATED


                     A COMMISSION-FREE EXCHANGE PROGRAM FOR
                  HOLDERS OF THE HALLWOOD GROUP INCORPORATED'S
                7% COLLATERALIZED SENIOR SUBORDINATED DEBENTURES
                                DUE JULY 31, 2000

                   THIS OFFER WILL EXPIRE ON _____ ____, 1998
                                 UNLESS EXTENDED

Dear Bondholders:

         I am pleased to inform you that The Hallwood Group Incorporated (the "Company") has decided to offer to exchange (the "Exchange Offer") its 7% Collateralized Senior Subordinated Debentures due July 31, 2000 (the "7% Debentures") for 8.5% Collateralized Subordinated Debentures due July 31, 2005 (the "8.5% Debentures"), as described in the enclosed Exchange Offer Circular (the "Exchange Offering Circular"). The Exchange Offer provides that the Company will exchange (the "Exchange") up to a maximum of $20,555,443 (the total outstanding amount of 7% Debentures) aggregate principal amount of its 7% Debentures in the ratio of $100 principal amount of 8.5% Debentures for each $100 principal amount of 7% Debentures.

         Management regards the Exchange as an opportunity to enhance the Company's liquidity and improve its financial ability to achieve its business plan, by deferring the time at which the Company is required to pay in full the 7% Debentures, and as being consistent with the long term goal of increasing stockholder value.

         Accompanying this letter is the Exchange Offering Circular and related materials, including a Letter of Transmittal to be used for exchanging your 7% Debentures. These documents set forth the terms and conditions of the Exchange Offer and provide instructions for you regarding the procedures for exchanging your 7% Debentures. On the reverse side of this letter you will find commonly asked questions and answers about the Exchange Offer. I urge you to read the materials carefully before making your decision.

                                        Sincerely,



                                        Melvin J. Melle,
                                        Vice President, Chief Financial Officer
                                        and Secretary


      Please see the reverse side of this letter for "Questions and Answers about the Exchange Offer."



                                  QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
   1. What will I receive in exchange for my 7% Debentures?           accordance with the terms of the indenture pursuant to which the 7% Debentures were issued. Any such redemption requires
       Your 7% Debentures will be exchanged at a ratio of $100        the Company to pay all unpaid principal and accrued interest
   principal amount of 8.5% Debentures for each $100 principal        as well as the purchase price for such redeemed 7%
   amount of 7% Debentures and you will receive a check for           Debentures. If a substantial amount of 7% Debentures are
   accrued and outstanding interest payable from the date of          exchanged in the Exchange Offer, the aggregate principal
   the last interest payment (i.e. April 30, 1998).                   amount of all 7% Debentures being traded publicly would be reduced, which could adversely affect the liquidity and
                                                                      market value of the remaining 7% Debentures held by the
   2. What is the security for the New 8.5% Debentures?               public.

        The 8.5% Debentures will be secured by a first and            7. What should I do if my 7% Debentures are held by my
   senior lien on the capital stock of Brock Suite Hotels,               broker?
   Inc., ("BSH") which owns two operating hotels, a Residence
   Inn by Marriott hotel in Tulsa, Oklahoma and a Residence Inn            If you wish to tender, and your 7% Debentures are held
   by Marriott hotel in Greenville, South Carolina and leases a       in a brokerage account, you must contact your broker.
   Residence Inn by Marriott hotel in Huntsville, Alabama. The
   8.5% Debentures are also secured by a subordinate and junior       8. What are the tax consequences if I participate in the
   lien on the capital stock of Brookwood Companies                      Exchange Offer?
   Incorporated ("BCI") and its subsidiaries, which are engaged
   in the textile business, and the issued and outstanding                 We do not make any representations as to the tax
   capital stock of Hallwood Hotels, Inc., ("HHI") an indirect,       consequences of the transaction. You should consult your own
   wholly-owned subsidiary of the Company that owns leasehold         financial and tax advisors to assess the desirability of
   interests in the Longboat Key Holiday Inn hotel in Sarasota,       participating in the Exchange Offer.
   Florida, and the Airport Embassy Suites hotel in Oklahoma
   City. Oklahoma BSH, BCI, and HHI are indirect wholly-owned         9. Why do I have to certify that I am not subject to backup
   subsidiaries of the Company.                                          withholding?

   3. How many 7% Debentures will the Company Exchange?                    Internal Revenue Service regulations require you to
                                                                      certify that you are not subject to such withholding and
        The Company will exchange up to $20,555,443 aggregate         have provided your Social Security Number or Employer
   principal amount of the 8.5% Debentures for all of its 7%          Identification Number. Otherwise, the Internal Revenue
   Debentures currently outstanding. The Exchange is not              Service requires us to withhold 31% from your proceeds.
   conditional upon the tender of all the 7% Debentures. The
   Company may, however, withdraw the Exchange Offer, if in the       11. How much time do I have to decide?
   Company's discretion, a sufficient number of holders of 7%
   Debentures do not tender their 7% Debentures.                           The certificate(s) for your 7% Debentures and Letter
                                                                      of Transmittal must be in good order and received no later
   4. Why is the Company making the Exchange Offer?                   than the Expiration Date, _______, 1998. When mailing your documents, please allow sufficient time for the post office
        The Company believes it to be in its best interests           to deliver the mail. If your 7% Debentures are received
   to do so in light of numerous factors, including enhancing         after the expiration of the Exchange Offer, your documents
   the Company's liquidity and improving its financial ability        and 7% Debentures will be returned to you promptly.
   to achieve its business plan by deferring the time at which
   the Company is required to pay the 7% Debentures in full.          12.  How do I know the outstanding principal amount of 7%
                                                                           Debentures I own?
   5. What should I do if my certificate(s) for 7% Debentures
      have been lost or destroyed?                                         The outstanding principal amount of 7% Debentures that
                                                                      you own is set forth under "Principal Amount of 7%
        In the Letter of Transmittal, you will find                   Debentures Held in this Account" on the front of the Letter
   instructions for what to do if your certificate(s) have been       of Transmittal, above and to the right of your name and
   lost or destroyed.                                                 address.

   6. Should I Exchange my 7% Debentures? What options do I           IF YOU NEED FURTHER INFORMATION, PLEASE CALL HALLWOOD
      have if I don't want to exchange my 7% Debentures?              PETROLEUM, INC. TOLL-FREE NATIONWIDE, AT (800) 225-0135.

        You should consult your own financial and tax advisors to consider whether you wish to exchange your 7% Debentures in the Exchange Offer. If you do not exchange your 7%
   Debentures, you will continue to have all rights you currently have as a bondholder, including the right to be paid interest and principal in accordance with the terms of the 7% Debentures. In the future, the Company may choose to redeem some or all of the 7% Debentures in





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